UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2016

Commission file number: 001-13337

STONERIDGE, INC.

(Exact name of registrant as specified in its charter)

Ohio	34-1598949
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

9400 East Market Street, Warren, Ohio	44484
(Address of principal executive offices)	(Zip Code)

(330) 856-2443

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement

On August 12, 2016, Stoneridge, Inc. (the “Company”) entered into Amendment No. 3 (the “Amendment”) to the Third Amended and Restated Credit Agreement (the “Agreement”) by and among the Company and certain of its subsidiaries as Borrowers, PNC Bank, National Association, as Administrative Agent and Collateral Agent; and PNC Bank, National Association, JPMorgan Chase Bank, N.A., Compass Bank, Citizens Bank, National Association, The Huntington National Bank, U.S. Bank National Association, BMO Harris Bank, N.A., First Niagara Bank, N.A. and First Commonwealth Bank, as Lenders.

The Amendment (a) extends of the expiration date of the Agreement by two years from September 12, 2019 to September 12, 2021, (b) increases the borrowing sub-limit for the Company’s foreign subsidiaries by $30.0 million from $50.0 million to $80.0 million, (c) increases the basket of permitted loans and investments in foreign subsidiaries by $5.0 million from $25.0 million to $30.0 million, and (d) provides additional flexibility to the Company for certain permitted corporate transactions involving its foreign subsidiaries as defined in the Agreement.

The above summary of the Amendment is qualified in its entirety by reference to the full text of the Amendment which is filed as Exhibit 10.1.

ITEM 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Amendment No. 3 to Third Amended and Restated Credit Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stoneridge, Inc.

Date: August 17, 2016	/s/ George E. Strickler
George E. Strickler, Executive Vice President,
Chief Financial Officer and Treasurer
(Principal Financial Officer)

Exhibit Index

10.1	Amendment No. 3 to Third Amended and Restated Credit Agreement